Exhibit 5.1

Minneapolis Denver Sioux Falls

April Hamlin	Lindquist & Vennum LLP
(612) 371-3522	80 South Eighth Street
ahamlin@lindquist.com	2000 IDS Center
www.lindquist.com	Minneapolis, MN 55402-2274
Phone: (612) 371-3211
Fax: (612) 371-3207

January 12, 2017
Qumu Corporation
510 1st Avenue North, Suite 305
Minneapolis, MN 55403

Ladies and Gentlemen:

We represent Qumu Corporation, a Minnesota corporation (the “Company”), in connection with a Registration Statement on Form S-3 (the “Registration Statement”) to be filed by the Company under the Securities Act of 1933, as amended (the “Securities Act”) relating to the registration by the Company of the resale by the selling shareholders named therein of an aggregate of 314,286 shares of the Company’s common stock, $0.01 par value per share (the “Warrant Shares”) issuable upon exercise of that certain Warrant dated October 21, 2016 issued by the Company to HCP-FVD, LLC (the “Warrant”).

In connection with this opinion, we have examined and relied upon originals, or copies certified to our satisfaction, of such (i) the Company’s articles of incorporation, as amended to date; (ii) the Company’s amended and restated bylaws, as amended, in effect on the date hereof; (iii) the Warrant; (iv) certain resolutions of the Company’s Board of Directors; and (v) such other documents, certificates and records as we deemed necessary or appropriate as a basis for the opinions expressed herein.

On the basis of the foregoing and the other provisions set forth herein, we are of the opinion that the Warrant Shares, when issued and paid for in accordance with the terms of the Warrant, will be validly issued, fully paid and non-assessable.

The foregoing opinions are limited to the laws of the State of Minnesota as in effect on the date hereof and we express no opinion with respect to the laws of any other state or jurisdiction. This opinion speaks only as of the date hereof and we assume no obligation to update or supplement this opinion if any applicable laws change after the date of this opinion or if we become aware after the date of this opinion of any facts, whether existing before or arising after the date hereof, that might change the opinions expressed above.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Validity of Common Stock” in the Prospectus which forms part of the Registration Statement.  In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Sincerely,

Lindquist & Vennum LLP

/s/ Lindquist & Vennum LLP